Exhibit 10.8

Execution Copy

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ROCK ENERGY RESOURCES, INC.

AND

PERM ENERGY ADVISORS, INC.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PERM

Section 4.1	Valid Existence	16
Section 4.2	Authorization, Enforceability	16
Section 4.3	No Breach	16
Section 4.4	Investment	16
Section 4.5	Nature of PERM	16
Section 4.6	Receipt of Information; Authorization	16
Section 4.7	Restricted Securities	16
Section 4.8	Certain Fees	16
Section 4.9	Legend	16

ARTICLE V

COVENANTS

Section 5.1	Subsequent Public Offerings	16
Section 5.2	Non-Disclosure; Interim Public Filings	16
Section 5.3	Taking of Necessary Action	16
Section 5.4	Use of Proceeds	16
Section 5.5	Tax Information	16
Section 5.6	No Dividends	16
Section 5.7	Access to Company Information and Property	16
Section 5.8	Company Insurance Minimums	16
Section 5.9	Corporate Governance Policies	16

ARTICLE VI

CLOSING CONDITIONS AND DELIVERIES

Section 6.1	Conditions to Initial Closing and Subsequent Purchases	16
Section 6.2	Company Deliveries	16
Section 6.3	PERM Deliveries	16

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1	Indemnification by Company	16
Section 7.2	Indemnification by PERM	16
Section 7.3	Indemnification Procedure	16

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Interpretation of Provisions	16

ii

Section 8.2	Survival of Provisions	16
Section 8.3	No Waiver; Modifications in Writing	16
Section 8.4	Binding Effect; Assignment	16
Section 8.5	Communications	16
Section 8.6	Removal of Legend	16
Section 8.7	Entire Agreement	16
Section 8.8	Governing Law	16
Section 8.9	Execution in Counterparts	16
Section 8.10	Obligations Limited to Parties to Agreement	16
Section 8.11	Expenses	16

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 31, 2008 (this “Agreement”), is made by and between ROCK ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), and PERM ENERGY ADVISORS, INC., a Delaware corporation (“PERM”).

WHEREAS, the Company desires to issue and sell to PERM, and PERM desires to purchase from the Company, 30% of the Fully Diluted Capital Stock of the Company (as measured after the last and final Closing pursuant to this Agreement) for total consideration of $40,000,000 upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act and Regulation D, as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act; and

WHEREAS, the Company has agreed to provide PERM with certain registration rights with respect to the Purchased Shares acquired pursuant to this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into the Registration Rights Agreement and the Warrant.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and PERM hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.   As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation, inquiry, complaint or litigation before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Warrant, the Voting Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which The OTC Bulletin Board is closed.

“Closing” shall have the meaning specified in Section 2.4.

“Closing Date” shall have the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” shall have the meaning specified in the recitals.

“Common Stock” means the common stock of the Company currently traded on the OTC Bulletin Board.

“Common Stock Per Share Price” means $1.68.

“Company” shall have the meaning specified in the opening paragraph.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation filed with the Secretary of State of the State of Delaware, as in effect at the time of this Agreement.

“Company Bylaws” means the Company’s bylaws, as in effect at the time of this Agreement.

“Company Financial Statements” shall have the meaning specified in Section 3.3.

“Company Governing Documents” shall mean the Company Certificate of Incorporation, the Company Bylaws and or other similar organizational documents.

“Company Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of the Company, taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on the Company but also affect other Persons who participate in or are engaged in the lines of business of which the Company participates or is engaged, (ii) the ability of the Company, taken as a whole, to carry on its business as its business is conducted as of the date hereof or to meet its obligations under the Basic Documents on a timely basis or (iii) the ability of the Company to consummate the transactions under any Basic Document.

“Company Related Parties” shall have the meaning specified in Section 7.2.

“Company SEC Documents” shall have the meaning specified in Section 3.3.

“Company Securities” shall have the meaning specified in Section 5.1.

“Contracts” means the Company’s right, title and interest in and to all farm out agreements, utilization agreements, pooling agreements, unit declarations, gas sales or purchase contracts, operating agreements and contracts attributable to the Oil and Gas Properties or other agreements and instruments (including all amendments thereto and any agreements settling claims asserted thereunder) to the extent and only to the extent that the same (i) relate, pertain or are incidental to the Oil and Gas Properties and (ii) are material to the value, use or operation of the Oil and Gas Properties.

“Deciding Arbitrator” shall have the meaning specified in Section 2.2(d).

“Disagreement Notice” shall have the meaning specified in Section 2.2(c).

“Easements” means the Company’s non-exclusive right to use lands, tenements, appurtenances, surface leases, easements, permits, licenses, servitudes and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Oil and Gas Properties.

“Environmental Laws and Regulations” means all Law of any Governmental Authority relating to pollution, nuisance, natural resources or the protection of health and safety (relating to exposure to Hazardous Materials), the environment, (including emissions, discharges, Releases, or threatened Releases of any Hazardous Material; and the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material) in effect as of the date hereof including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and (viii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq..

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Fully Diluted Capital Stock” means, as of the date of determination, (i)  all shares of the Company’s Common Stock outstanding as of such date, assuming the conversion and/or exercise of all shares of convertible debt, preferred stock, warrants, options or other securities (collectively, “Other Securities”) of the Company outstanding as of such date into the maximum number of shares of Common Stock into which such Other Securities are directly or indirectly convertible or exercisable, and further assuming that the maximum number of shares authorized and reserved for issuance under the Company’s equity incentive plans are issued and outstanding as of such date, and (ii) all such shares which the Company is obligated to issue pursuant to agreements or commitments in effect as of such date.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company or any of its Property or PERM.

“Hazardous Materials” means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated or requires removal, remediation or reporting under any Environmental Laws and Regulations. Hazardous Materials include, without limitation, anything which is: (i) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6) as of the date of this Agreement; (ii) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921 as of the date of this Agreement; (iii) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991 as of the date of this Agreement; (iv) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14); (v) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33) as of the date of this Agreement; (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Company in and to oil and gas leases, oil, gas and mineral leases (including subleases), oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, other oil, gas and mineral leasehold fee or term interests, farm outs, overriding royalty and royalty interests, net profits interests, net revenue interests, carried interests, oil payments, production payment interests and similar mineral interests, including any reserved, reversionary or residual interest of whatever nature.

“Indemnified Party” shall have the meaning specified in Section 7.3.

“Indemnifying Party” shall have the meaning specified in Section 7.3.

“Initial Closing” shall be on the date of, and immediately prior to, the Resale Registration Statement becoming effective.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Neutral Arbitrator” means an arbitrator who would not be subject to disqualification under Rule No. 19 of the American Arbitration Association Rules.

“Oil and Gas Properties” means all of the Company’s Hydrocarbon Interests; personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; currently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any governmental body having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; pipelines, gathering lines, compression facilities, tanks and processing plants; oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, dehydration, treating and compression), and water systems (for treating, disposal and injection); interests held in royalty trusts whether currently existing or hereafter created; hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or real property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Securities” shall have the meaning specified above in the definition of Fully Diluted Capital Stock.

“Party” or “Parties” means the Company and PERM, individually or collectively, as the case may be.

“PERM” shall have the meaning specified in the introductory paragraph.

“PERM Material Adverse Effect” means any material and adverse effect on (i) the ability of PERM to meet its obligations under this Agreement or the Registration Rights Agreement on a timely basis or (ii) the ability of PERM to consummate the transactions under this Agreement or the Registration Rights Agreement.

“PERM Related Parties” shall have the meaning specified in Section 7.1.

“Person” means any individual, corporation, company, voluntary association, partnership, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Shares” means the Common Stock to be issued and sold to PERM pursuant to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit B, to be entered into simultaneously with the signing of this Agreement, by and between the Company and PERM.

“Release” means the active or passive spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” of any Person means the officers, managers, directors, employees, agents and other representatives of such Person.

“Resale Registration Statement” shall have the meaning specified in the Registration Rights Agreement.

“Reserve Engineer” shall have the meaning specified in Section 3.10.

“Second Tranche” shall have the meaning specified in Section 2.2(e).

“Second Tranche Bring Down Representation” shall have the meaning specified in Section 2.2(a).

“Second Tranche Business Plan” shall have the meaning specified in Section 2.2(a).

“Second Tranche Share Amount” shall equal an amount of shares of Common Stock equal to (i) 17,857,143 shares, less (ii) the number of Purchased Shares purchased by PERM at the Initial Closing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Stockholders” means the holders of Common Stock.

“Subsequent Purchase Officer’s Certificate” shall have the meaning specified in Section 2.2(a).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Third Tranche” shall have the meaning specified in Section 2.3(e).

“Third Tranche Bring Down Representation” shall have the meaning specified in Section 2.3(a).

“Third Tranche Business Plan” shall have the meaning specified in Section 2.3(a).

“Third Tranche Per Share Price” shall equal the lesser of (i) $1.68 and (ii) the amount obtained by dividing $10,000,000 by the Third Tranche Share Amount.

“Third Tranche Share Amount” shall equal the amount of shares of Common Stock necessary for total Purchased Shares (i.e., those purchased under Section 2.1, Section 2.2 and Section 2.3) to equal 30% of the Fully Diluted Capital Stock of the Company (as measured after the last and final Closing pursuant to this Agreement).

“Voting Agreement” shall mean the Voting Agreement between the Company and the holders of Common Stock parties thereto, in substantially the form attached as Exhibit C hereto.

“Warrant” shall mean the warrant to purchase 4,761,905 shares of Common Stock of the Company at an exercise price of $1.68 per share to be executed simultaneously with this Agreement, in substantially the form attached as Exhibit D hereto.

Section 1.2             Accounting Procedures and Interpretation.   Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to PERM under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.1             Sale and Purchase.

(a)           Upon the terms and subject to the conditions set forth herein, at the Initial Closing, PERM agrees to purchase, and the Company agrees to issue and sell to PERM, (a) the lesser of (i) 8,928,571 shares of Common Stock and (ii) the amount of shares of Common Stock equal to 9.9% of the Company’s issued and outstanding Common Stock immediately after PERM purchases said shares, in each case free and clear of all Liens.

(b)           At the Initial Closing, PERM agrees to pay the Company the Common Stock Per Share Price for each Purchased Share purchased pursuant to Section 2.1(a).

(c)           Common Stock.  The Purchased Shares shall have those rights, preferences, privileges and restrictions governing the Common Stock as set forth in the Company Certificate of Incorporation and Company Bylaws.

Section 2.2             Second Tranche.

(a)           On the 120th day after the effectiveness of the Resale Registration Statement covering the Purchased Shares purchased pursuant to Section 2.1 or such other date mutually agreed to by the Parties so long as such mutually agreeable date is after the 60th day following the effectiveness of such Resale Registration Statement, the Company shall deliver to PERM (i) a certificate in substantially the form attached hereto as Exhibit E (the “Subsequent Purchase Officer’s Certificate”) of an officer of the Company stating that the Company’s closing conditions applicable to the Closing of the Second Tranche in Section 6.1(c) have been satisfied (the “Second Tranche Bring Down Representation”) as of the Closing Date of the Second Tranche and (ii) its proposed business plan outlining the use of proceeds received from PERM pursuant to the Closing of the Second Tranche (the “Second Tranche Business Plan”).  The Subsequent Purchase Officer’s Certificate and the Second Tranche Business Plan shall be accompanied by reasonable supporting documentation for the statements made therein.

(b)           If the Subsequent Purchase Officer’s Certificate makes the Second Tranche Bring Down Representation, PERM shall have the right, with its Representatives and accountants, for 30 days from delivery of the Subsequent Purchase Officer’s Certificate, together with the accompanying supporting documentation, to review such items and, during such 30-day period, shall have reasonable access to the books, records and personnel of the Company for purposes of verifying the accuracy of the Second Tranche Bring Down Representation.

(c)           If PERM believes that the Second Tranche Bring Down Representation is inaccurate and as a result does not wish to consummate the subsequent purchase, it shall, within the 30-day period provided in Section 2.2(b), deliver to the Company a written notice (a “Disagreement Notice”) setting forth, in reasonable detail, the reasons for its belief that the Second Tranche Bring Down Representation is inaccurate.  PERM shall be deemed to have agreed that the Second Tranche Bring Down Representation is accurate (i) unless it has timely delivered to the Company a Disagreement Notice in accordance with the immediately preceding sentence and (ii) if it has timely so delivered a Disagreement Notice, except to the extent specified therein.

(d)           If a Disagreement Notice is timely delivered to the Company, the Company and PERM shall use their good faith efforts to reach agreement on the disputed items or amounts in order to determine whether the Second Tranche Bring Down Representation is accurate.  If the Company and PERM do not resolve all disputed items or amounts within 30 days after delivery of the Disagreement Notice, then the disputed items and amounts will be submitted for determination to a Neutral Arbitrator (the “Deciding Arbitrator”) selected and agreed to by PERM and the Company.  If PERM and the Company cannot agree on the Deciding Arbitrator, then PERM and the Company shall each select a Neutral Arbitrator, and those two Neutral Arbitrators shall select the Deciding Arbitrator.  The Company and PERM may submit to such Deciding Auditor any facts which they deem relevant to the determination.  The Company and PERM will use their respective commercially reasonable efforts to cause such Deciding Arbitrator to deliver to the Company and PERM a written report stating its determination within 30 days after such disputed items and amounts are submitted to such Deciding Arbitrator for determination.  The determination of such Deciding Arbitrator shall be final and binding upon the Company and PERM for all purposes and shall not be subject to challenge before any court of law or arbitration tribunal.  The Company and PERM agree that judgment may be entered upon the determination of such Deciding Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of such Deciding Arbitrator shall be borne one-half by the Company and one-half by PERM.  Any fees and expenses of the Company’s and PERM’s own independent public accountants or legal counsel incurred in connection with their review shall be borne by the party retaining such independent public accountants or legal counsel.

(e)           If it is finally determined pursuant to this Section 2.2 that the Second Tranche Bring Down Representation is accurate and PERM approves the Second Tranche Business Plan in writing, then, on the fifth Business Day next following such determination and approval at the principal executive offices of the Company (or at such other time and place as the Company and PERM may agree), PERM will purchase, and the Company will issue and sell to PERM, an amount of shares of Common Stock equal to the Second Tranche Share Amount, free and clear of all Liens, at a per share price equal to the Common Stock Per Share Price (such purchase being the “Second Tranche”).

(f)            Notwithstanding the provisions of this Section 2.2, the Parties acknowledge and agree that (i) the purchase and sale of shares pursuant to Section 2.2(e) is intended to coincide with the Company’s approved use of proceeds from such sale as outlined in the Second Tranche Business Plan and (ii) the Company shall have five (5) Business Days from the Closing of the Second Tranche to use or deploy the proceeds from the Second Tranche in accordance with the Second Tranche Business Plan.  In the event the Company cannot, or believes it will not be able to, use or deploy the proceeds it receives from the Second Tranche within such 5-day period, the Company shall promptly notify PERM.  Upon such notification, PERM, in its sole discretion, may elect to postpone the Closing of the Second Tranche until such time as the Company can comply with such 5-day requirement.  If, after Closing the Second Tranche, the Company has not used or deployed the proceeds therefrom within five (5) Business Days of such Closing, PERM, in its sole discretion, shall have the right (but not the obligation) to require the Company to return the money PERM paid for the shares of Common Stock acquired in such Second Tranche to PERM in exchange for PERM’s return of such shares.

Section 2.3             Third Tranche.

(a)           On the later of September 30, 2008 or 120 days after the effectiveness of the Resale Registration Statement covering the Purchased Shares purchased pursuant to Section 2.1, the Company shall deliver (i) to PERM another Subsequent Purchase Officer’s Certificate stating that the Company’s closing conditions applicable to the Closing of the Third Tranche in Section 6.1(d) have been satisfied (the “Third Tranche Bring Down Representation”) as of the Closing Date for the Third Tranche and (ii) its proposed business plan outlining the use of proceeds received from PERM pursuant to the Closing of this Third Tranche (the “Third Tranche Business Plan”).  The Subsequent Purchase Officer’s Certificate and the Third Tranche Business Plan shall be accompanied by reasonable supporting documentation for the statements made therein.

(b)           If the Subsequent Purchase Officer’s Certificate makes the Third Tranche Bring Down Representation, PERM shall have the same rights granted in Section 2.2(b) to review and verify the accuracy of the Subsequent Purchaser Officer’s Certificate for 30 days from delivery of such Subsequent Purchase Officer’s Certificate.

(c)           If PERM believes that the Third Tranche Bring Down Representation is inaccurate and as a result does not wish to consummate the subsequent purchase, it shall, within the 30-day period provided in Section 2.3(b), deliver to the Company a Disagreement Notice setting forth, in reasonable detail, the reasons for its belief that the Third Tranche Bring Down Representation is inaccurate.  PERM shall be deemed to have agreed that the Third Tranche Bring Down Representation is accurate (i) unless it has timely delivered to the Company a Disagreement Notice in accordance with the immediately preceding sentence and (ii) if it has timely so delivered a Disagreement Notice, except to the extent specified therein.

(d)           If a Disagreement Notice is timely delivered to the Company, the Company and PERM shall use their good faith efforts to reach agreement on the disputed items or amounts in order to determine whether the Third Tranche Bring Down Representation is accurate.  If the Company and PERM do not resolve all disputed items or amounts within 30 days after delivery of the Disagreement Notice, then the disputed items and amounts will be submitted for determination to a Deciding Arbitrator and resolved in accordance with the procedures in Section 2.2(d).

(e)           If it is finally determined pursuant to this Section 2.3 that the Third Tranche Bring Down Representation is accurate and PERM approves the Third Tranche Business Plan in writing, then, on the fifth Business Day next following such determination and approval at the principal executive offices of the Company (or at such other time and place as the Company and PERM may agree), PERM will purchase, and the Company will issue and sell to PERM, an amount of shares of Common Stock equal to the Third Tranche Share Amount, free and clear of all Liens, at a per share price equal to the Third Tranche Per Share Price (such purchase being the “Third Tranche”).

(f)            Notwithstanding the provisions of this Section 2.3, the Parties acknowledge and agree that (i) the purchase and sale of shares pursuant to Section 2.3(e) Section 2.2(e)is intended to coincide with the Company’s approved use of proceeds from such sale as outlined in the Third Tranche Business Plan and (ii) the Company shall have five (5) Business Days from the Closing of the Third Tranche to use or deploy the proceeds from the Third Tranche in accordance with the Third Tranche Business Plan.  In the event the Company cannot, or believes it will not be able to, use or deploy the proceeds it receives from the Third Tranche within such 5-day period, the Company shall promptly notify PERM.  Upon such notification, PERM, in its sole discretion, may elect to postpone the Closing of the Third Tranche until such time as the Company can comply with such 5-day requirement.  If, after Closing the Third Tranche, the Company has not used or deployed the proceeds therefrom within five (5) Business Days of such Closing, PERM, in its sole discretion, shall have the right (but not the obligation) to require the Company to return the money PERM paid for the shares of Common Stock acquired in such Third Tranche to PERM in exchange for PERM’s return of such shares.

Section 2.4             Closing.  Subject to the terms and conditions hereof, the Initial Closing and each subsequent closing of the transactions contemplated by this Agreement (each a “Closing”) will be held at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana,

Houston, Texas 77002 at such date and time as the Company and PERM may agree to in writing (each a “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PERM, on and as of the date of this Agreement and on and as of each Closing Date, as follows:

Section 3.1             Existence.  The Company:  (i) is a corporation duly organized, validly existing and in good standing under the Law of the state or other jurisdiction of its incorporation or organization; (ii) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the Company SEC Documents and as will be conducted for the foreseeable future, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not in default in the performance, observance or fulfillment of any provision of the Company Governing Documents.  The Company is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2             Capitalization and Valid Issuance of Purchased Shares.

(a)           The Purchased Shares shall have those rights, preferences, privileges and restrictions governing the Common Stock as set forth in the Company Certificate of Incorporation and the Company Bylaws.

(b)           As of the date of this Agreement, (i) the issued and outstanding Common Stock of Company consist of 63,474,496 shares. An additional 510,000 shares of Common Stock are issuable pursuant to the Company’s issued and outstanding warrants.   All outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable Law and the Company Governing Documents and are fully paid and nonassessable.

(c)           The Company has no equity compensation plans that contemplate the issuance of Common Stock (or securities convertible into or exchangeable for Common Stock).  Except as set forth on Schedule 3.2(c), there is no indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Stockholders may vote are issued or outstanding.  There are no outstanding or authorized (i) except as disclosed in Section 3.2(b), options, warrants, preemptive rights, subscriptions, calls or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any Common Stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such Common Stock or other equity interests, (ii) obligations of the Company to repurchase, redeem or otherwise acquire any Common Stock or equity interests in the Company or any such securities or agreements listed in clause (i) of this sentence or (iii) except as contemplated by this Agreement, voting trusts or similar agreements to which the Company is a party with respect to the voting of the equity interests of the Company.  There are no restriction upon the voting or transfer of, any Common Stock or other equity interests of the Company pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound.  Neither the execution of this Agreement, nor the issuance of the Purchased Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of the Company, other than pursuant to the Registration Rights Agreement.

(d)           The Company does not own, directly or indirectly, any equity or debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(e)           The offer and sale of the Purchased Shares have been, or prior to each Closing Date, will be duly authorized by the Company pursuant to the Company Governing Documents and, when issued and delivered to PERM against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Company Governing Documents, this Agreement or the Registration Rights Agreement and under applicable state and federal securities laws and other than such Liens as are created by PERM (or its Affiliates as authorized by PERM).  No approval from the board of directors of the Company or the stockholders of the Company is required in connection with the Company’s issuance and sale of the Purchased Shares to PERM other than those that have been, or will be prior to the Initial Closing, obtained or waived.

Section 3.3             Company SEC Documents.  Since January 2, 2008, the Company has filed timely with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Company SEC Documents”).  The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed the Company SEC Document filed prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Company Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Company Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) in the case of the Company Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments)

in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Malone & Bailey, P.C. is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.4             No Material Adverse Change.  Except as set forth in or contemplated by the Company SEC Documents, the Company has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Company Material Adverse Effect (ii) acquisition or disposition of any material assets by the Company or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in the Company’s accounting principles, practices or methods or (iv) incurrence of material indebtedness.

Section 3.5             Litigation.  Except as set forth in the Company SEC Documents, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its respective officers, directors or Properties, as applicable, that (a) questions the validity of this Agreement or the Registration Rights Agreement or the right of the Company to enter into this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby or (b) (individually or in the aggregate) would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.6             No Breach.  The execution, delivery and performance by the Company of the Basic Documents to which it is party and compliance by the Company with the terms and provisions hereof and thereof, and the issuance and sale by the Company of the Purchased Shares, do not and will not (a) assuming the accuracy of the representations and warranties of PERM contained herein and their compliance with the covenants contained herein, violate any provisions of any Law, governmental permit, determination or award having applicability to the Company or any of its respective Properties, (b) conflict with or result in a violation or breach of any provision of the Company Governing Documents of the Company or organizational documents of any of the Company’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, or loan or credit agreement to which the Company is a party or by which the Company or any of its respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Company, except in the cases of clauses (a), (c) and (d) where any such violation, default, breach, termination, cancellation, failure to receive consent approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.6 would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

Section 3.7             Authority.  The Company has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents; and the execution, delivery and performance by the Company of the Basic Documents has been or will be on each

Closing Date duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity including principles of commercial reasonableness, fair dealing and good faith.

Section 3.8             Compliance with Laws.  The Company is not in violation of any judgment, decree or order or any Law applicable to the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.9             Permits.  The Company possesses all certificates, authorizations or permits issued by the appropriate local, state or federal regulatory agencies or bodies necessary to conduct the business currently conducted by it or to be conducted immediately following each Closing, except for such certificates, authorizations or permits which, (i) are of the type that are to be obtained in the ordinary course of business and the Company reasonably believe will be obtained, or (ii) if not obtained, would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which would reasonably be expected to have a Company Material Adverse Effect. The continuation, validity and effectiveness of all such certificates, authorizations and permits will not be adversely affected by the transactions contemplated by this Agreement or the other Basic Documents.

Section 3.10           Reserve Engineers.  RPS Scottia is the Company’s only reserve engineer (the “Reserve Engineer”).  No information has come to the attention of the Company that could reasonably be expected to cause the Reserve Engineer to withdraw its Reserve Report.

Section 3.11           Information Underlying Reserve Report.  The information underlying the estimates of the Company’s proved reserves that was supplied to the Reserve Engineer for the purposes of preparing its Reserve Report(s) and estimates of the proved reserves that form part of the assets which are set forth in the Reserve Report(s), including production, costs of operation, and, to the knowledge of the Company, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and prepared in accordance with customary industry practices. Other than normal production of the reserves, product price fluctuations, and fluctuations of demand for such products, and except as disclosed in the Reserve Report(s), the Company is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom, as reflected in the Reserve Report(s).

Section 3.12           Validity of Contracts and Easements.  All Contracts and Easements related to the Oil and Gas Properties are in full force and effect, are valid and subsisting and cover the entire estates or rights that they purport to cover and contain no provision that prevents the Company from managing and operating, or causing the management and operations of, the Oil and Gas Properties. The Company has performed all material obligations required to be performed by it to date under the Contracts and Easements.  To the knowledge of the Company, no event has occurred, which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by any third party under any Contract or Easement which, singly or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect on the Company.

Section 3.13           Title to Assets.

(a)           The Company has defensible title to the Oil and Gas Properties.

(b)           With respect to all real property and buildings held under lease by the Company (A) such leases are in full force and effect and constitute valid and binding obligations of the Company; (B) there have not been and there currently are not any defaults by the Company thereunder except for such defaults as would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (C) to the knowledge of the Company, no event has occurred, which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by any Company entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will not be adversely affected by the transactions contemplated by this Agreement or the other Basic Documents.

Section 3.14           Oil and Gas Operations.  To the knowledge of the Company and the directors and officers (and employees with responsibility for oil and gas operational matters) of the Company, all wells included in the Oil and Gas Properties have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and Law except where the failure to take any such action or comply would not have a Company Material Adverse Effect on the Company or the affected assets.  Proceeds from the sale of oil, gas and other hydrocarbons produced from the Oil and Gas Properties are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business).

Section 3.15           Environmental.  Except as would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)           The operations and activities of the Company are in compliance with all applicable Environmental Laws and Regulations.

(b)           The Company has obtained and is in compliance with all requirements, permits, licenses and other authorizations which are required with respect to its operations, under all applicable Environmental Laws and Regulations.

(c)           There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the knowledge of the Company, threatened against the Company relating in any way to any applicable Environmental Laws and Regulations, which has not been abated.

(d)           To the knowledge of the Company, no real property currently owned, leased or operated by the Company has been placed on the National Priorities List of hazardous waste sites by the U.S. Environmental Protection Agency and no real properties previously owned, leased or operated by the Company is currently identified on this list.

(e)           No underground tanks exist or, to the knowledge of the Company, have existed on any real property now or previously owned, leased, operated or utilized by the Company or their predecessors.

(f)            The Company has made available to PERM all internal and external environmental studies, reports, audits and assessments and all correspondence on substantial environmental matters related to the Company’s properties in possession of the Company.

(g)           No Hazardous Materials have been Released at, on, under or from any property currently owned, operated or to the knowledge of the Company, previously owned (directly or indirectly) or operated by the Company for which remedial or corrective action may be required under applicable Environmental Laws and Regulations.

Section 3.16           Approvals.  Except as contemplated by this Agreement or as required by the Commission in connection with the Company’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of any of the Basic Documents to which it is a party, except (i) for such consents, approvals and waivers as have been obtained or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17           Investment Company Status.  The Company is not now, and after the sale of the Purchased Shares and the application of the net proceeds from such sale will not be, and is not controlled by or under common control with, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18           Offering.  Assuming the accuracy of the representations and warranties of PERM contained in this Agreement, the sale and issuance of the Purchased Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.19           No Default.  The Company is not (i) in violation of its certificate of incorporation or other organizational or charter documents, (ii) in default and no event has occurred which, with notice or lapse of time or both, would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Company) to which the Company is a party or by which any property or asset of the Company is bound or affected which default would, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iii) in violation of any Law to which the Company is subject (including, without limitation, federal and state securities Law and regulations), or by which any property or asset of the Company is bound or affected, which violation would, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party to any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Company) to which the Company is a party or by which it is bound or to which its properties is subject, is in default under any such agreement, which default would, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.20           Certain Fees.  No fees or commissions will be payable by the Company to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 3.21           Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22           Material Agreements.  The Company has provided PERM with, or made available to PERM directly or indirectly through the Company SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Company SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by the Company.

Section 3.23           Insurance.  The Company is insured against such losses and risks and in such amounts as the Company believes to be prudent for its businesses.  The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.24           Taxes.  The Company has, in respect of its business, filed all tax returns required to be filed other than those tax returns the failure of which to file would not have or be reasonably expected to have, singly or in the aggregate, a Company Material Adverse Effect.  Such tax returns are true, correct and complete.  The Company has paid in full all taxes shown to be due on such tax returns.  The Company  has not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for taxes of the Company, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are presented in the Company SEC Documents.

Section 3.25           Acknowledgment Regarding Purchase of Purchased Common Stock.  The Company acknowledges and agrees that (i) PERM is participating in the transactions contemplated by this Agreement and the other Basic Documents at the Company’s request and the Company has concluded that such participation is in the Company’s best interest and is consistent with the Company’s objectives and (ii) PERM is acting solely in the capacity of an arm’s length purchaser.  The Company further acknowledges that PERM is not acting nor has acted as an advisor, agent or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by PERM or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to PERM’s purchase of the Purchased Shares.  The Company further represents that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PERM

PERM represents and warrants to the Company on and as of the date of this Agreement and on and as of each Closing Date, as follows:

Section 4.1             Valid Existence.  PERM (i) is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a PERM Material Adverse Effect.

Section 4.2             Authorization, Enforceability.  PERM has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby, and the execution, delivery and performance by PERM of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of PERM; and each of this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of PERM, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.3             No Breach.  The execution, delivery and performance by PERM of this Agreement and the Registration Rights Agreement to which it is a party and all other agreements and instruments in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement to which it is a party, and compliance by PERM with the terms and provisions hereof and thereof and the purchase of the Purchased Shares by PERM do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to PERM or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of PERM or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which PERM is a party or by which PERM or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.3 would not, individually or in the aggregate, have a PERM Material Adverse Effect.

Section 4.4             Investment.  The Purchased Shares are being acquired for PERM’s own account, or the accounts of clients for whom PERM exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof, and PERM has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Law of the United States of America or any state, without prejudice, however, to PERM’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities Law or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder).  If PERM should in the future decide to dispose of any of the Purchased Shares, PERM understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.  Notwithstanding the foregoing, PERM may at any time enter into one or more total return swaps with respect to PERM’s Purchased Shares with a third party provided that such transactions are exempt from registration under the Securities Act.

Section 4.5             Nature of PERM.  PERM represents and warrants to, and covenants and agrees with, the Company that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.6             Receipt of Information; Authorization.  PERM acknowledges that it has (a) had access to the Company SEC Documents and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company.

Section 4.7             Restricted Securities.  PERM understands that the Purchased Shares it is purchasing are characterized as “restricted securities” under the federal securities Law inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Law and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, PERM represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.8             Certain Fees.  No fees or commissions will be payable by PERM to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.  The Company will not be liable for any such fees or commissions.

Section 4.9             Legend.  It is understood that the certificates evidencing the Purchased Shares will initially bear the following legend:  “These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

ARTICLE V

COVENANTS

Section 5.1             Subsequent Public Offerings.  Without the written consent of PERM, from the date of this Agreement until the consummation of the Third Tranche in accordance with Section 2.3, the Company shall not grant, issue or sell any Common Stock, or other equity or voting securities of the Company (“Company Securities”), any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than the issuance of the Purchased Shares.  The Company shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to PERM.

Section 5.2             Non-Disclosure; Interim Public Filings.  The Company shall, as soon as practicable following execution of this Agreement, issue a press release acceptable to PERM disclosing all material terms of the transactions contemplated herein and in the other Basic Documents.  Following the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission (the “Form 8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to the Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act.  Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby.  The Company and the PERM shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of PERM, or include the name of PERM in any press release, without the prior written consent of PERM except to the extent PERM’s name is included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above.

Section 5.3             Taking of Necessary Action.  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Basic Documents.  Without limiting the foregoing, the Company and PERM will use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of PERM or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.4             Use of Proceeds.  The Company shall use the collective proceeds from the sale of the Purchased Shares to finance the growth and expansion of the Company’s exploration, development and production of oil and gas properties under current commitments in Texas and California as outlined in the Business Plan attached hereto as Exhibit H. Notwithstanding the foregoing, at the Closing of the Second Tranche and Third Tranche, the Company shall provided the Second Tranche Business Plan and Third Tranche Business Plan, respectively, for approval by PERM in accordance with Article II.  Any material deviation from an approved business plan requires the prior written approval of PERM.  The Company shall not use any portion of the collective proceeds from the sale of Purchased Shares to pay down any of its indebtedness.

Section 5.5             Tax Information.  The Company shall cooperate with PERM and provide PERM with any reasonably requested tax information related to their ownership of the Purchased Shares.

Section 5.6             No Dividends.  The Company shall not declare or paid any dividend or other distribution to holders of the Company’s equity interests from the time this Agreement is executed until the Third Tranche is consummated.

Section 5.7             Access to Company Information and Property.  From and after the Initial Closing for so long as PERM holds 9% of the issued and outstanding Common Stock, the Company shall deliver to PERM, upon request and not without request, audited annual and un-audited quarterly and monthly financial statements, annual budgets and other information that may be reasonably requested by PERM.  If available to it, the Company shall provide such requested information to PERM within 72 hours of PERM’s written request for such information.  The Company hereby agrees that PERM or its Representatives may visit and inspect the Properties of the Company, including its corporate and financial records, and discuss the Company’s business and finances with the officers of the Company during normal business hours following reasonable notice to the Company by PERM.

Section 5.8             Company Insurance Minimums.  From and after the Initial Closing for so long as PERM holds at least 10% of the issued and outstanding Common Stock, the Company shall maintain at least $10,000,000 of life insurance on Rocky V. Emery.  Additionally, the Company shall maintain adequate amounts of general liability insurance, business continuity insurance and other insurance coverage as determined by PERM.

Section 5.9             Corporate Governance Policies.  Prior to the Closing of the Second Tranche and thereafter for so long as PERM holds at least 9% of the issued and outstanding Common Stock, the Company shall adopt and keep effective corporate governance policies that comply with the American Stock Exchange’s Corporate Governance  Requirements listed in Part 8 of the AMEX Company Guide.

ARTICLE VI

CLOSING CONDITIONS AND DELIVERIES

Section 6.1             Conditions to Initial Closing and Subsequent Purchases.

(a)           Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date at each Closing, as applicable, of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            no Law shall have been enacted or promulgated, and no action or investigation shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(ii)           there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)           PERM’s Conditions to the Initial Closing.  The obligation of PERM to consummate the purchase of its Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date at the Initial Closing of each of the following conditions (any or all of which may be waived by PERM on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            the Commission shall have notified the Company of its willingness to declare the Resale Registration Statement effective within 75 days of the date it was originally filed;

(ii)           the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company;

(iii)          the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct when made and as of such Closing Date, and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of such Closing Date, in each case as though made at and as of such Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iv)          the Company shall have entered into employment agreements, one-year non-compete agreements and non-solicitation and non-disclosure agreements, all of which are reasonably acceptable to PERM, with all of its key employees (key employees to be mutually determined by the Parties in good faith); and

(v)           the Company shall have delivered, or caused to be delivered, to PERM at the Closing, the Company’s closing deliveries described in Section 6.2(a) of this Agreement.

(c)           PERM’s Conditions to Closing the Second Tranche.  The obligation of PERM to consummate the purchase of its Purchased Shares in the Second Tranche shall be subject to the satisfaction on or prior to the Closing Date of the Second Tranche of each of the following conditions (any or all of which may be waived by PERM on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company;

(ii)           the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct when made and as of such Closing Date, and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of such Closing Date, in each case as though made at and as of such Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)          the Company shall have delivered, or caused to be delivered, to PERM at the Closing, the Company’s closing deliveries described in Section 6.2(b) of this Agreement;

(iv)          the Parties shall have consummated and closed the purchase and sale of the Purchased Shares pursuant to Section 2.1 at the Initial Closing;

(v)           the Company shall have adopted the corporate governance policies specified in Section 5.9; and

(vi)          with regard to the Company’s board of directors (the “Board”), (A) the size of the Board shall have been increased from nine (9) directors to ten (10) directors, (B) a majority of the Company’s Board shall be composed of independent directors, (C) one representative of PERM, chosen by PERM in its sole discretion, shall be designated, appointed and elected to the Board and (D) one independent observer, selected by PERM in its sole discretion, shall have the right to attend and observe Board meetings.

(d)           PERM’s Conditions to Closing the Third Tranche.  The obligation of PERM to consummate the purchase of its Purchased Shares in the Third Tranche shall be subject to the satisfaction on or prior to the Closing Date of the Third Tranche of each of the following conditions (any or all of which may be waived by PERM on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company;

(ii)           the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct when made and as of such Closing Date, and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of such Closing Date, in each case as though made at and as of such Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)          the Company shall have delivered, or caused to be delivered, to PERM at the Closing, the Company’s closing deliveries described in Section 6.2(b) of this Agreement; and

(iv)          the Parties shall have consummated and closed the Second Tranche.

(e)           Company’s Conditions.  The obligation of the Company to consummate the sale of the Purchased Shares to PERM shall be subject to the satisfaction on or prior to each Closing Date of the following conditions with respect to PERM (which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            PERM shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by PERM on or prior to the Closing Date;

(ii)           the representations and warranties of PERM contained in this Agreement that are qualified by materiality or PERM Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of PERM shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)          PERM shall have delivered, or caused to be delivered, to the Company at the Closing, PERM’s closing deliveries described in Section 6.3 of this Agreement.

Section 6.2             Company Deliveries.

(a)           At the Initial Closing, subject to the terms and conditions of this Agreement, the Company will deliver, or cause to be delivered, to PERM:

(i)            the Purchased Shares purchased at the Closing by delivering a certificate (bearing the legend set forth in Section 4.9) evidencing such Purchased Shares at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(ii)           opinions addressed to PERM from outside legal counsel to the Company, dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit A;

(iii)          the Voting Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by the Company;

(iv)          the Stockholder Agreement in substantially the form attached to this Agreement as Exhibit F, which shall have been duly executed by the parties thereto;

(v)           a certificate of the Secretary of the Company dated as of the Closing Date, as to certain matters;

(vi)          certificates, dated as of a recent date, of good standing of the Company under the laws of the State of Delaware and each foreign jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation; and

(vii)         such other certificates and documents relating to the matters contemplated by this Agreement and the other Basic Documents as PERM shall reasonably require.

(b)           At each subsequent Closing to the Initial Closing, subject to the terms and conditions of this Agreement, the Company will deliver, or cause to be delivered, to PERM:

(i)            the Purchased Shares purchased at each such Closing by delivering a certificate (bearing the legend set forth in Section 4.9) evidencing such Purchased Shares at such Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(ii)           opinions addressed to PERM from outside legal counsel to the Company, dated as of each such Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit A;

(iii)          a certificate of the Secretary of the Company dated as each such Closing Date, as to certain matters; and

(iv)          certificates, dated as of a recent date, of good standing of the Company under the laws of the State of Delaware and each foreign jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation.

Section 6.3             PERM Deliveries.

(a)           At the Initial Closing, subject to the terms and conditions of this Agreement, PERM will deliver, or cause to be delivered, to the Company:

(i)            payment to the Company for the Purchased Shares purchased at the Closing by wire transfer(s) of immediately available funds to an account designated by the Company in writing at least three (3) Business Days (or such shorter period as shall be agreeable to all Parties hereto) prior to the Closing;

(ii)           the Voting Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by PERM; and

(iii)          the Stockholder Agreement in substantially the form attached to this Agreement as Exhibit F, which shall have been duly executed by the parties thereto.

(b)           At each subsequent Closing to the Initial Closing, subject to the terms and conditions of this Agreement, PERM will deliver, or cause to be delivered, to the Company payment for the Purchased Shares purchased at the applicable Closing by wire transfer(s) of immediately available funds to an account designated by the Company in writing at least three (3) Business Days (or such shorter period as shall be agreeable to all Parties hereto) prior to the Closing.

ARTICLE  VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1             Indemnification by Company.  The Company agrees to indemnify PERM and its Representatives (collectively, “PERM Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein; provided that such claim for indemnification is made prior to the expiration of such representation or warranty; provided further, that no PERM Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages.  Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value, which is specifically included in damages covered by PERM Related Parties indemnification.

Section 7.2             Indemnification by PERM.  PERM agrees to indemnify the Company and its Representatives (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of PERM contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Company Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages.  Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value, which is specifically included in damages covered by Company Related Parties indemnification.

Section 7.3             Indemnification Procedure.  Promptly after any Company Related Party or PERM Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select one separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Interpretation of Provisions.   Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.”  Whenever any party has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified.  Whenever any determination, consent or approval is to be made or given by PERM under this Agreement, such action shall be in PERM’s sole discretion unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.  The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.2             Survival of Provisions.  The representations and warranties set forth in Sections 3.1, 3.2, 3.6 through 3.9, 3.12 through 3.22, 3.24 and 4.1 through 4.8 shall survive the execution and delivery of this Agreement and each Closing indefinitely, and the other representations set forth in this Agreement shall survive for a period of eight (8) months following the last Closing Date.  The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor or repurchase thereof.  All indemnification obligations of the Company and PERM pursuant to Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.3             No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided in this Agreement or in the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of any Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of any Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by the Company or PERM from the terms of any provision of any Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.4             Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon the Company, PERM and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)           Assignment of Purchased Shares.  All or any portion of PERM’s Purchased Shares purchased pursuant to this Agreement may be sold, assigned or pledged by PERM, subject to compliance with applicable securities Law and the Registration Rights Agreement.  PERM shall provide the Company with notice of any such sale, assignment or pledge.

(c)           Assignment of Rights.  PERM may assign all or any portion of its rights and obligations under this Agreement without the consent of the Company (i) to any Affiliate of PERM or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Shares purchased or to be purchased by PERM, and in each case the assignee shall be deemed to be a party hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  Except as expressly permitted by this Section 8.4(c), such rights and obligations may not otherwise be transferred except with the prior written consent of the Company (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a party hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  PERM shall provide the Company with prior notice of any such assignment.

Section 8.5             Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)

If to PERM Energy Advisors, Inc.

245 Park Avenue
39th Floor
New York, New York 10167

Attention: Paul Caldwell

Facsimile: 212.672.1828

with a copy to:

Baker Botts L.L.P.

98 San Jacinto Boulevard

Suite 1500

Austin, Texas 78701

Attention: Laura L. Tyson, Esq.

Facsimile: 512.322.8377

(b)

If to Rock Energy Resources, Inc.:

10375 Richmond, Suite 2100

Houston, Texas 77042

Attention: Rocky Emery

Facsimile: 713.954.3611

with a copy to:

10375 Richmond, Suite 2100

Houston, Texas 77042

Attention: Tom Elliot

Facsimile: 713.954.3611

or to such other address as the Company or PERM may designate in writing.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.6             Removal of Legend.  In connection with a sale under an effective registration statement or in reliance on Rule 144, PERM shall deliver a Certificate of Subsequent Sale in substantially the form attached hereto as Exhibit G to the Company.  Upon the Company’s receipt of a Certificate of Subsequent Sale, the Company shall direct the transfer agent to exchange share certificates bearing a restrictive legend for share certificates without the legend (or a credit for such shares to book-entry accounts maintained by the transfer agent), including the legend referred to in Section 4.9, and the Company shall bear all costs associated with any legal opinion required by the transfer agent in connection therewith.  The Company will promptly substitute one or more replacement certificates without the legend at such time as the Resale Registration Statement becomes effective.  After PERM or its permitted transferees have held Purchased Shares for over one year and such Purchased Shares bear a restrictive legend referred to in Section 4.9, the Company agrees to cooperate with PERM to effect the removal of the legend described in Section 4.9 from the shares regardless of whether the request is made in connection with a sale or otherwise, so long as PERM or its permitted transferee provides to the Company any information it deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an affiliate of the Company and the length of time the shares have been held.

Section 8.7             Entire Agreement.  This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or PERM set forth herein or therein.  This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.8             Governing Law.  This Agreement will be construed in accordance with and governed by the Law of the State of Texas.

Section 8.9             Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.10           Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that no Person other than PERM and the Company shall have any obligation hereunder and that, notwithstanding that PERM may be a corporation, partnership or limited liability company, no recourse under this Agreement or the Registration Rights Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of PERM or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of PERM or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of PERM and the Company under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 8.11           Expenses.  The Company shall pay the reasonable (a) due diligence fees of PERM and (b) up to $100,000 of the legal fees of Baker Botts L.L.P., counsel to PERM, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby.  If any action at law or equity is necessary to enforce or interpret the terms of any Basic Document, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ROCK ENERGY RESOURCES, INC.

By:	/s/ Rocky V. Emery
Name: Rocky V. Emery
Title: Chairman and CEO

PERM ENERGY ADVISORS, INC.

By:	/s/ Paul A. Caldwell
Name:
Title:

STOCK PURCHASE AGREEMENT – SIGNATURE PAGE

Schedule 3.2(c)

Indebtedness

1.             Loan Agreement, dated as of June 24, 2005, by and among Rock Energy Partners Operating, LP, Castletop Capital Properties, L.P. and Doug Erwin; as amended by the First Amendment to Loan Agreement dated as of November 29, 2005; as amended by the Second Amendment to Loan Agreement dated June 5, 2006.

2.             Secured Promissory Note, dated November 29, 2005, by and between Rock Energy Partners Operating, LP and Castletop Capital Properties, L.P.

3.             Secured Promissory Note, dated November 29, 2005, by and between Rock Energy Partners Operating, LP and Doug Erwin.

4.             Secured Demand Promissory Note, dated as of June 5, 2006, by and between Rock Energy Partners Operating LP and Castletop Capital Properties, L.P.